Exhibit 5.1

January 17, 2014

The Jones Financial Companies, L.L.L.P.

12555 Manchester Road

St. Louis, Missouri 63131-3729

Ladies and Gentlemen:

We have acted as counsel to The Jones Financial Companies, L.L.L.P., a Missouri registered limited liability limited partnership (the “Partnership”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the registration statement of the Partnership on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, with respect to the issuance by the Partnership of up to 350,000 Limited Partnership Interests (the “Interests”) pursuant to the 2014 Employee Limited Partnership Interest Purchase Plan of the Partnership (the “Plan”) and the Partnership’s Eighteenth Amended and Restated Agreement of Registered Limited Liability Limited Partnership, dated as of November 26, 2010, as such may be amended and restated from time to time (the “Partnership Agreement”).

In so acting, we have examined the Missouri Revised Uniform Limited Partnership Act, originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Plan, the Partnership Agreement, and such partnership records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Partnership, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Partnership.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, upon issuance and delivery in accordance with the Plan, the Interests will be validly issued and holders of the Interests will have no obligation to make payments or contributions to the Partnership or its creditors solely by reason of their ownership of the Interests.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further subject to the following qualifications, limitations and exceptions:

We do not render any opinions except as set forth above and the opinion set forth herein is made as of the date hereof. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise.

EXHIBIT 5.1

We hereby consent to the inclusion of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm in the Registration Statement. We also consent to your filing copies of this opinion letter with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Interests.

Very truly yours,

GREENSFELDER, HEMKER & GALE, P.C.

By	/s/ Greensfelder, Hemker & Gale, P.C.
Greensfelder, Hemker & Gale, P.C.